Exhibit 99.1

Zion Oil & Gas Operational Update for License #428 in Israel

Zion files for a new exploration license in the Megiddo-Jezreel Valley.

DALLAS, Texas, and CAESAREA, Israel, May 11, 2022 /PRNewswire/ Zion Oil & Gas, Inc. (OTCQX: ZNOG) files for a new exploration license in the Megiddo-Jezreel Valley on the same 99,000 area as the previous #401 license and the current #428 license.

“This new exploration license application will further our current and future work plans in Israel,” stated Vice President and Managing Director in Israel, Jeff Moskowitz.

All well-testing, completion, and stimulation equipment are at the Haifa port or on location in Israel for the next phase of Zion’s operations.

Zion’s MJ-02 well has been completed through casing, liner, and cementing. Ongoing operations include well stimulation and DST testing. All necessary equipment to conduct the well stimulation and DST testing are in country despite the global logistical backlog.

Simultaneously with the new exploration license filing, Zion has submitted a petition seeking administrative approval of a term of three-years for the #428 exploration license under Israel’s petroleum law.

Zion Drilling Rig in Israel. Photo taken on November 22, 2021.

Zion Oil & Gas, a public company, traded on OTCQX Best Market, explores for oil and gas onshore in Israel on their 99,000-acre Megiddo exploration license area.

“The Lord Himself goes before you and will be with you; He will never leave you nor forsake you. Do not be afraid; do not be discouraged.”

Deuteronomy 31:8

“Sing to the Lord, for he has done glorious things; let this be known to all the world. Shout aloud and sing for joy, people of Zion, for great is the Holy One of Israel among you.”

Isaiah 12:5-6

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including, but not limited to, statements regarding Zion’s operations and the results therefrom, including testing and completion; Zion’s ability to discover and produce oil in commercial quantities; Zion’s ability to continue as a going concern; operational risks in ongoing exploration efforts; the timing and completion of the processing, interpretation of the results and plans contingent thereon of the 3-D seismic survey; regulatory approvals needed for the rig’s operation; the effect, if any, of the coronavirus pandemic on the timing of the operation of the well, and liquidity for shareholders on OTCQX are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties, and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Zion’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Zion’s filings with the SEC. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:

Andrew Summey

VP, Marketing and Investor Relations
Zion Oil & Gas, Inc. (OTCQX: ZNOG)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Telephone: 888-891-9466
Email: info@zionoil.com
www.zionoil.com